EXHIBIT 99


For Immediate Release:


             Greg Manning Auctions Announces Revenue Growth of 36%,
             ------------------------------------------------------
          Aggregate Sales Growth of 41% and Net Income of $2.5 Million
          ------------------------------------------------------------

                  Increases Financial Guidance for Fiscal 2004
                  --------------------------------------------

West Caldwell, New Jersey, October 23, 2003 - Greg Manning Auctions, Inc. (Nasdaq: GMAI) today announced financial results for the first quarter of fiscal 2004, which ended September 30, 2003. For the period, aggregate sales increased 41% to $41.3 million from $29.2 million in last year's first quarter. Revenue rose 36% to $34.5 million from $25.4 million, setting a new company record. Net income reached an all-time high of $2.5 million compared to a net loss of $339,000 in last year's first quarter. Earnings per share on a fully diluted basis were $0.14 versus a loss of $0.03 in the first quarter of fiscal 2003.

Greg Manning, First Vice Chairman, CEO and President, stated, "Our first-quarter results demonstrate the dramatic growth in sales, revenues and profits that we expected as a result of the transactions we recently closed with Auctentia, S.L., our 72% stockholder, and its parent, Afinsa Bienes Tangibles, S.A. As a result of the delay in consummating certain private treaty transactions, which we had anticipated to occur in September but instead took place during the second quarter, we fell slightly short of our expectations in terms of aggregate sales and revenues. Nevertheless, the company's net income of $2.5 million still significantly exceeded our forecast. These positive results were due in part to the major auctions held in September by one of our new subsidiaries, Kohler Auctions of Wiesbaden and Berlin. Our two new sole source supplier agreements with Afinsa also had a positive impact on our first quarter results. Total revenues attributable to sales to Afinsa during the quarter totaled $10.7 million.

"To more accurately reflect the growth we expect GMAI to realize this year, we are raising our forecast for fiscal 2004 from $160 million in aggregate sales to $165-170 million, as compared to $118 million in fiscal 2003. We now expect revenue to total $138-140 million, up from our original estimate of $135 million and last year's level of $101 million. We also estimate that net income will total $9-10 million for fiscal 2004, compared to the previously announced estimate of $8 million and last year's net income of $2.8 million.

"We expect a very strong second quarter as a result of major auctions that will be held in the U.S., Zurich, Madrid and Hong Kong. As noted above, our recently signed sole source supplier agreement with Afinsa will add significantly to our earnings growth potential, both in the second quarter and beyond. In addition, the rare coin market continues to be strong and steady, and we are experiencing an increase in third party consignments of stamps, which we expect to result in greater commission income in fiscal 2004."


      Esteban Perez, Chairman of the Board, commented, "The recently closed transactions, which made Greg Manning Auctions one of the world's largest collectibles companies, have already had a very positive impact on fiscal 2004. To further establish GMAI as a global company, we will continue to review the opportunity to undertake a dual listing of GMAI shares on the Bolsa market of Madrid, Spain in addition to maintaining our current Nasdaq National Market listing. We are also looking forward to meeting members of the investment and collectibles communities in New York City on October 24, when we will be celebrating GMAI's expansion into Europe and Hong Kong." He continued, "We view fiscal 2004 as a platform for the future growth of GMAI, and as we further integrate our companies we fully expect that the synergies we have already achieved can only be beneficial to our long-term growth."

About Greg Manning Auctions, Inc.
---------------------------------
Greg Manning Auctions, Inc. (GMAI) is a global collectibles auctioneer and merchant, with both Internet and live auctions and operations in North America, Europe and Asia. In North America, GMAI is a leading traditional and electronic -- Internet, interactive telephone, and Internet and live simulcast -- auctioneer and merchant/dealer of collectibles. Coins, stamps, sports cards, and affordable fine art are offered at http://www.gregmanning.com and http://www.teletrade.com. GMAI recently acquired several leading European auction houses - Auctentia Subastas, S.L. of Madrid, Spain; Corinphila Auctionen AG Auctions of Zurich, Switzerland; and the Kohler group of auction companies of Berlin and Wiesbaden, Germany.

            Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors which may cause such differences include changes in market conditions, changes in economic environment, competitive factors and the other factors discussed in the "forward-looking information" or "risk factors" sections included in GMAI's filings with the Securities and Exchange Commission, including GMAI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, prospectuses and other documents that GMAI has filed with the Commission.

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                           GREG MANNING AUCTIONS, INC.
                      Consolidated Statements of Operations
                    For the Three Months Ended September 30,
                        (thousands except per share data)
                                   (Unaudited)


                                                         2002           2003
                                                       --------       --------

Aggregate Sales                                        $ 29,209       $ 41,296

Operating Revenues
 Net Reveues                                           $ 24,375       $ 21,524
 Net Revenues - Related Party                            10,677
 Commissions earned                                       1,040          2,286
                                                       --------       --------
  Total Revenues                                         25,415         34,487

Cost of merchandise sold                                 22,797         27,025
                                                       --------       --------
  Gross profit                                            2,618          7,462

Operating Expenses
 General and Administrative                               1,214          2,012
 Depreciation and Amortization                              125            144
 Salaries and Wages                                       1,106          1,887
 Marketing                                                  348            379
                                                       --------       --------
 Total Operating Expenses                                 2,794          4,422
                                                       --------       --------
  Operating Income (Loss)                                  (176)         3,041
                                                       --------       --------

Other Income (expense)                                     --               17
Interest Income                                              49             15
Interest Expense                                           (212)          (209)
                                                       --------       --------
 Income (Loss) before income taxes                         (339)         2,864
Income Tax Expense                                         --              406
                                                       --------       --------
Net Income (Loss)                                      $   (339)      $  2,458
                                                       ========       ========

Basic Income (Loss) per Share
 Weighted average shares outstanding                     12,703         16,165
                                                       ========       ========
 Basic Income (Loss) per share                         $  (0.03)      $   0.15
                                                       ========       ========

Diluted Income (Loss) per Share
 Weighted average shares outstanding                     12,703         17,473
                                                       ========       ========
 Diluted Income (Loss) per Share                       $  (0.03)      $   0.14
                                                       ========       ========

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                           GREG MANNING AUCTIONS, INC.
                    EBITDA Consolidated Statement of Earnings
                    For the Three Months Ended September 30,
                        (thousands except per share data)
                                   (Unaudited)

                                                      2002              2003
                                                    --------          --------

 Net Income (Loss)                                  $   (339)         $  2,458
 Plus:
 Interest Expense                                        212               209
 Tax Expense                                            --                 406
 Depreciation                                            125               144
                                                    --------          --------
  EBITDA Income (Loss)                              $     (2)         $  3,217
                                                    ========          ========

EBITDA
  Basic Income (Loss) per Share
 Weighted average shares outstanding                  12,703            16,165
                                                    ========          ========
 Basic Income (Loss) per share                      $   --            $   0.20
                                                    ========          ========

EBITDA
 Diluted Income (Loss) per Share
 Weighted average shares outstanding                  12,703            17,473
                                                    ========          ========

 Diluted Income (Loss) per Share                    $   --            $   0.18
                                                    ========          ========